Hamburg, Germany/Plymouth MI, March 17, 1998, -- Rofin-Sinar Technologies, Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high performance laser beam sources, today announced that it has no current plans to become listed at the "Neue Markt" in Frankfurt, Germany.

Headquartered in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies, Inc. designs, develops, engineers and manufactures industrial laser products for cutting, welding and marking a wide range of materials. With production facilities in the US, Germany and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI. Additional information is available on Rofin-Sinar's home page: http://www.rofin-sinar.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties related to contract cancellations, manufacturing risks, competitive factors, uncertainties pertaining to customer orders, demands for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings.

Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company takes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encouraged to refer to risk disclosures outlined in the Company's reports on Forms 10-K, 10-Q and 8K, as applicable.